Exhibit 10.13

MERGER AGREEMENT

BY AND AMONG

RICHARD MERUELO, AS TRUSTEE OF

THE RICHARD MERUELO LIVING TRUST U/D/T DATED SEPTEMBER 15, 1989

SANTA FE & WASHINGTON MARKET, INC.

SANTA FE & WASHINGTON MARKET, LLC

AND

MERUELO MADDUX PROPERTIES, INC.

DATED AS OF SEPTEMBER 19, 2006

MERGER AGREEMENT

THIS MERGER AGREEMENT (including all exhibits and schedules, this “Agreement”) is made and entered into as of September 19, 2006, by and among MERUELO MADDUX PROPERTIES, INC., a Delaware corporation (the “Company”), RICHARD MERUELO, AS TRUSTEE OF THE RICHARD MERUELO LIVING TRUST U/D/T DATED SEPTEMBER 15, 1989 (“Meruelo Trust”), SANTA FE & WASHINGTON MARKET, INC., a California corporation (“S Corp,” together with Meruelo Trust, the “Meruelo Entities”) and SANTA FE & WASHINGTON MARKET, LLC, a Delaware limited liability company (the “LLC;” the Company, Meruelo Trust, S Corp and LLC are referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

A. The Company, which is the sole general partner of the Meruelo Maddux Properties, L.P. (the “Operating Partnership”), desires to consolidate the ownership of a portfolio of commercial and residential development and redevelopment projects in urban markets located in Southern California and related businesses, all of which projects and businesses are owned by certain limited liability companies and corporations (each, a “Participating Entity” and, collectively, the “Participating Entities”), through a series of transactions (the “Formation Transactions”).

B. The Formation Transactions relate to the proposed initial public offering (the “Public Offering”) of the common stock, par value $0.01, of the Company (the “Common Stock”).

C. The Meruelo Trust owns 100% of the outstanding capital stock of S Corp and the Company is the sole member of LLC.

D. The S Corp owns directly or indirectly, the projects set forth on Exhibit A (each, a “Property” and together, the “Properties”).

E. The Company will acquire certain limited liability companies and corporations (collectively, the “Contributed Interests”) owned by Meruelo Trust, Merco Group – Roosevelt Building, LLC (“Merco”), and Sunstone Bella Vista, LLC (“Sunstone”) through the contribution of the Contributed Interests to the Company by entering into a Contribution Agreement by and among the Company, the Operating Partnership, Meruelo Trust, Merco and Sunstone (the “Contribution Agreement”); and the Company will subsequently contribute its interest in the Contributed Interests to the Operating Partnership in exchange for common units of limited partnership in the Operating Partnership.

F. Concurrently herewith, Meruelo Trust and the Company will be entering into a merger agreement pursuant to which Alameda Produce Market, Inc. (the “Other Merged Entity”), a S corporation owned by Meruelo Trust, will be merged into a limited liability company (the “Other LLC”) owned by the Company (the “Other Merger Agreement”); and the Company will subsequently contribute its interest in the Other LLC following the merger to the Operating Partnership in exchange for common units of limited partnership in the Operating Partnership in a transaction intended to qualify under Section 721 of the Code.

G. Meruelo Trust and the Company desire to effect a merger of to S Corp with and into LLC, with the LLC surviving, in exchange for the issuance of shares of Common Stock by Company to Meruelo Trust in a transaction intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and the Company will subsequently contribute its interest in LLC to the Operating Partnership in exchange for common units of limited partnership in the Operating Partnership in a transaction intended to qualify under Section 721 of the Code.

H. The parties acknowledge that the acquisition of LLC, the Other Merged Entity and the Contributed Interests by the Company or its subsidiaries, whether through the Merger (as defined below), the Other Merger Agreement or the Contribution Agreement, are in connection with and subject to the consummation of the Formation Transactions and the Public Offering and, in the case of the contribution of the Merger, the satisfaction of the other conditions set forth herein. It is understood that the Company or the Operating Partnership may acquire interests in additional projects with the proceeds of the Public Offering.

I. The parties acknowledge that the debts, obligations and liabilities of S Corp are solely the debts, obligations and liabilities of S Corp, and Meruelo Trust is not obligated personally for any such debt, obligation or liability of S Corp, solely by reason of being a shareholder of S Corp.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the foregoing recitals are incorporated into, and made a part of this Agreement, and the parties hereto further agree as follows:

TERMS OF AGREEMENT

ARTICLE 1

MERGER AND EXCHANGE FOR COMMON STOCK

Section 1.1 The Merger. In accordance with the provisions of this Agreement, at the Effective Time (as hereinafter defined), S Corp shall be merged with and into LLC (the “Merger”), with the LLC being the entity surviving such Merger as a limited liability company that shall continue its limited liability company existence under the laws of the State of Delaware under the name “Santa Fe & Washington Market, LLC” (“Surviving LLC”) unimpaired and unaffected by the Merger. The separate corporate existence of S Corp shall cease at the Effective Time. S Corp and LLC are referred to together as the “Merger Participants.”

Section 1.2 Effective Time. Unless the Agreement is terminated pursuant to Section 7.15, the Merger shall become effective at the time of the acceptance of the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”). S Corp and LLC agree to file the aforementioned Certificate of Merger immediately following the Closing, as hereinafter defined. The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

Section 1.3 Effect of the Merger.

(a) Surviving LLC shall, without transfer, as of the Effective Time and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, and be subject to all of the restrictions, disabilities, and duties of each of the Merger Participants, and all obligations of or belonging to or due to either of the Merger Participants, shall be vested in the Surviving LLC without further act or deed; all assets and property of every description, and every interest therein, wherever located, and the rights privileges, immunities, powers, franchises, and authority shall thereafter be the property of the Surviving LLC as effectively as when they were the property of the Merger Participants, and the title to any real estate or any interest therein vested in either of the Merger Participants shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of the Merger Participants existing as of the Effective Time shall be preserved unimpaired; and all debts, liabilities, and duties of the Merger Participants shall thenceforth attach to the Surviving LLC and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred for or by it; and any action or proceeding, whether civil, criminal, or administrative, pending by or against either Merger Participant shall be prosecuted as if the Merger had not taken place, or the Surviving LLC may be substituted in any such action or proceeding.

(b) All corporate acts, plans, policies, contracts, approvals, and authorizations of S Corp and its shareholders, Board of Directors, committees elected or appointed by its Board of Directors, officers, and agents that were valid and effective immediately prior to the Effective Time shall be treated for all purposes as the acts, plans, policies, contracts, approvals, and authorizations of the Surviving LLC and shall be effective and binding thereon as the same were with respect to S Corp.

Section 1.4 Articles of Organization and Managers and Officers.

(a) The Articles of Organization of the LLC shall be the Articles of Organization of the Surviving LLC until amended as provided by law (the “Articles of Organization”).

(b) The following persons shall be the managers of the Surviving LLC, each to his seat in accordance with the Articles of Organization until their respective successors shall have been elected and qualified:

Richard Meruelo

John Charles Maddux

(c) The following persons shall be the officers of the Surviving LLC, each to hold office in accordance with Articles of Organization until their respective successors shall have been elected and qualified:

Name of Officer	Offices

Richard Meruelo	Chief Executive Officer
John Charles Maddux	President, Treasurer & Secretary

Section 1.5 Consideration for the Merger. Subject to Section 1.6, in exchange for effecting the Merger, the Company shall issue to Meruelo Trust 172,510 shares of Common Stock, in certificate form (the “Merger Consideration”). The parties shall take such additional actions and execute such additional documentation as may be required by the articles of incorporation, as amended, and bylaws of S Corp or the Company or as requested in the reasonable judgment of counsel in order to effect the transactions contemplated hereby.

Section 1.6 Adjusted Consideration. The Company reserves the right, to be exercised only before the signing of the underwriting agreement related to the Public Offering, that it may, in its sole and absolute discretion without the consent of S Corp, Meruelo Trust or any other Party (but only before the signing of the underwriting agreement related to the Public Offering), increase or reduce the Merger Consideration in the event that the Company determines in good faith that (a) after consummation of the Public Offering, the Company will not have sufficient funds to complete the Formation Transactions or (b) in connection with the Public Offering, based on changes in the assumptions underlying the expected valuations of one or more of the Properties or other projects to be acquired by the Company or for which the Company will have contractual rights to acquire such projects, whether due to changes in the capitalization rates assumed by the Company or otherwise, the fair market value attributed to such Properties or other projects is greater than or less than the expected valuation of such Properties or such other projects on the date hereof. Meruelo Trust hereby agrees that, in the event that any of the foregoing occur prior to the signing of the underwriting agreement related to the Public Offering, the Merger Consideration may be increased or reduced by an amount determined by the disinterested directors of the Company (or a sole disinterested director, if there be only one disinterested director) (such disinterested directors or director of the Company, the “Authorized Parties”) to reflect the adjustments in the actual sale price of the Common Stock. Schedule A reflects the maximum amount by which the Merger Consideration may be increased pursuant to this Section 1.6.

Section 1.7 Authorization. The Meruelo Entities authorize the Authorized Parties to make any and all determinations to be made by the Meruelo Entities pursuant to Section 1.6, and any and all such determinations shall be final and binding on all Parties.

Section 1.8 Tax Treatment as a Tax Free Reorganization. The Merger is intended to qualify as a reorganization under Section 368 of the Code, and the parties hereto agree to conduct all tax reporting consistently with such qualification.

ARTICLE 2

CLOSING

Section 2.1 Conditions Precedent. The effectiveness of the Company’s Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission after the execution of this Agreement (as amended from time to time, the “Registration Statement”) and the consummation of the Public Offering are conditions precedent to the obligations of all parties to this Agreement to effect the transactions contemplated by this Agreement on the Closing Date (as defined in Section 2.2). These conditions may not be waived by any Party to this Agreement.

The obligations of the Company and LLC (the “Company Entities”) to effect the transactions contemplated hereby and the Formation Transactions shall be subject to the following additional conditions precedent:

(a) the representations and warranties of Meruelo Trust contained in this Agreement shall have been true and correct on the date such representations and warranties were made and shall be true and correct on the Closing Date as if made at and as of the Closing Date;

(b) each obligation to be performed by the Meruelo Entities shall have been duly performed by the Meruelo Entities on or before the Closing Date, and each of the Meruelo Entities shall not have breached any of its covenants contained herein;

(c) concurrently with the Closing, the Meruelo Entities, directly or through the Attorney-in-Fact (as defined in Section 6.1), shall have executed and delivered to the Company and/or LLC the documents required to be delivered pursuant to Section 2.3;

(d) all necessary consents or approvals of governmental authorities or third parties (including, without limitation, lenders to the Meruelo Entities) to the consummation of the transactions contemplated herein and the Formation Transactions shall have been obtained, other than the consents or approvals of lenders whose loans are to be repaid before or immediately after the Closing;

(e) there shall not have occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results or prospects of operation of the Properties, taken as a whole;

(f) no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending or threatened in writing; and

(g) at the Closing, the Company shall have obtained an irrevocable commitment (in the form of a title company signed closing instruction letter) from a title insurance company satisfactory to the Company (the “Title Insurance Company”) to issue as of the Closing Date an ALTA Owner’s Title Insurance Policy 1992 Form for each Property insuring LLC’s fee simple title to each Property as of the Closing Date (including all recorded appurtenant easements insured as separate easements described in “Schedule A” to such Title Policies (as defined below) if such easements are necessary to the function of the property) with gap coverage from Meruelo Trust through the date of recording (if applicable), subject only to Permitted Liens (as defined in Section 3.3(a)), in such amounts as the Company reasonably determines to be the value of the Property insured thereunder, and each of such policies shall name the Company and the Operating Partnership as additional insureds (to the extent such endorsement naming the Company as an additional insured is available on a commercially reasonable basis), shall have the creditor’s rights exception deleted, shall contain all endorsements reasonably requested by the Company (including, without limitation, extended coverage endorsements and non-imputation endorsements to the extent available), may contain a survey exception and shall otherwise be in form and substance reasonably satisfactory to the Company (collectively, the “Title Policies”).

Any of the foregoing conditions in clauses (a) through (g) may be waived by the Company in its sole and absolute discretion.

Section 2.2 Date, Time and Place of Closing. The date, time and place of the transactions contemplated hereunder shall be the day on which the Company receives the proceeds from the Public Offering from the underwriter(s) at 10:00 a.m. in the office of DLA Piper US LLP, 550 South Hope Street, Suite 2300, Los Angeles, California (the “Closing” or “Closing Date”). The transfers described in Article 1 of this Agreement, all closing deliveries, and the consummation of the Public Offering, shall be deemed concurrent for all purposes.

Section 2.3 Closing Deliveries. At the Closing, each Party shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively, the “Closing Documents”) necessary to carry out the intention of this Agreement, which Closing Documents and other items shall include, without limitation, the following:

(a) for Meruelo Trust, one or more stock certificates registered in the name of Meruelo Trust evidencing the issuance of the Merger Consideration;

(b) an affidavit from Meruelo Trust in the form of Exhibit B, stating, under penalty of perjury, Meruelo Trust’s United States Taxpayer Identification Number and that Meruelo Trust is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying California and any other state withholding requirements;

(c) all title insurance policies, leases, lease files, contracts, stock certificates, original promissory notes held by the Meruelo Entities and other indicia of ownership with respect to S Corp that are in the Meruelo Entities’ possession or that can be obtained through reasonable efforts, and in the case of Meruelo Trust, in its capacity as a shareholder of S Corp;

(d) a certificate from Meruelo Trust affirming that the representations and warranties made by Meruelo Trust pursuant to this Agreement remain true and correct as of the Closing Date and that all obligations to be performed by each of the Meruelo Entities under this Agreement have been performed by each of each of the Meruelo Entities on or before the Closing Date;

(e) if requested by the Company, certified copies of all appropriate organizational documents for each Meruelo Entity, together with certified trust or corporate actions authorizing the execution, delivery and performance by each of the Meruelo Entities of this Agreement, any related documents and the Closing Documents;

(f) evidence reasonably satisfactory to the Company that the lender of any borrowed money secured by a mortgage or deed of trust disclosed in the Title Reports, other than those lenders whose loans are being repaid before or immediately after the Closing, has consented to the transaction as required by any loan document, deed of trust, mortgage or other evidence of indebtedness related to any Property;

(g) an opinion letter from DLA Piper US LLP addressed to the S Corp and to the Company concluding that the Merger qualifies as a reorganization under Section 368 of the Code;

(h) any other documents reasonably requested by the Company to assign, transfer, convey, contribute and deliver the Participating Entity Interests, free and clear of all Encumbrances, and effectuate the transactions contemplated hereby, including, without limitation, any documents necessary to enable the Title Insurance Company to issue the Title Policies as of the Closing Date; and

(i) all state and local transfer tax returns and any filings to be made in any applicable governmental jurisdiction in which the Company or the Operating Partnership is required to file its organizational documentation or in which the recording of the Contribution and Assumption Agreement is required.

Section 2.4 Closing Costs. The Company shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees and any other closing costs incurred in connection with the transactions contemplated hereby; provided, that Meruelo Trust shall be responsible for its own legal costs incurred by Meruelo Trust in connection herewith.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES AND INDEMNITIES

Section 3.1 Representations and Warranties of the Company. The Company Entities hereby represent and warrant to, and covenant with, the Meruelo Entities that:

(a) Organization; Authority. Each of the Company Entities has been duly formed and is validly existing under the laws of the State of Delaware with requisite corporate or limited liability company power and authority, as applicable, to enter this Agreement and all agreements contemplated hereby. The persons and entities executing this Agreement and all agreements contemplated hereby on behalf of the Company Entities have the power and authority to enter into this Agreement and such other contemplated agreements.

(b) No Violation. The execution, delivery and performance by each of the Company Entities of its obligations under this Agreement and all other agreements contemplated hereby will not contravene any provision of applicable law, the certificate of incorporation and bylaws of the Company, the certificate of limited partnership or agreement of limited partnership of the Operating Partnership or the Articles of Organization, or any material agreement or other material instrument binding upon the Company Entities, or any applicable law, judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or the Operating Partnership, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance by any of the Company Entities of its obligations under this Agreement and all other agreements contemplated hereby.

(c) No Brokers. Except as set forth on Schedule 3.1(c), none of the Company Entities has entered into, nor will either of them enter into, any agreement, arrangement or understanding with any person or firm that will result in the obligation of any of the Meruelo Entities or any of the Meruelo Trust’s beneficiaries to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(d) Valid Issuance of Common Stock. The Common Stock, when issued and delivered in compliance with the provisions of the Agreement will be validly issued, and will be fully paid and nonassessable. The Common Stock will be free of any Encumbrances; provided, however, that the Common Stock is subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth in the Agreement. The Common Stock is not subject to any preemptive rights or rights of first refusal.

Section 3.2 Indemnification by Company Entities. The Company Entities shall indemnify and hold harmless Meruelo Trust and its agents, representatives, beneficiaries and Affiliates (each of which is an “Indemnified Meruelo Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation and remediation, costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Meruelo Party in connection with: (a) any breach of a representation, warranty or covenant of the the Company Entities contained in this Agreement (including, without limitation, any breach of the Power of Attorney as set forth in Article 6 below), (b) the Company’s or the Operating Partnership’s operation of the Surviving LLC or the Properties following the Closing, and (c) all of the liabilities and obligations of the Surviving LLC whether arising before or after Closing; provided, that none of the Company Entities shall have any obligation under this Agreement to indemnify or hold harmless Meruelo Trust from (A) any Losses arising from Meruelo Trust’s breach of a representation, warranty or covenant of this Agreement or any Meruelo Entity’s organizational documents or any agreement executed and delivered to the Company in connection with this Agreement, or (B) Meruelo Trust’s fraud, gross negligence or willful misconduct. The notice and defense requirements set forth in Section 3.4(d) shall apply mutatis mutandis to this Section 3.2; provided, that if any of the Company Entities is required to retain counsel, any such counsel shall be selected by the Company (and may include DLA Piper US LLP). Notwithstanding anything to the contrary in this Agreement, none of the Company Entities shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of the Company Entities’ representations, warranties and covenants contained in this Agreement, or in any Schedule, certificate or affidavit delivered by it pursuant hereto, other than pursuant to this Section 3.2 (and the notice and defense requirements of Section 3.4(d)), which represents the exclusive remedy available to an Indemnified Meruelo Party in respect of the matters covered by this Section 3.2. Notwithstanding anything contained herein to the contrary, no Indemnified Meruelo Party shall have the right to receive or recover incidental, special, consequential or punitive damages against the Company Entities by reason of any breach under or in connection with this Agreement or any schedule, exhibit, certificate or affidavit or any other document delivered by any of the Company Entities pursuant to this Agreement (unless such incidental, special or consequential (but not punitive) damages are incurred by an Indemnified Company Party as a result of a third party claim for Losses), and each Indemnified Meruelo Party hereby waives any and all rights to receive such damages.

Section 3.3 Representations and Warranties of Meruelo Trust. Meruelo Trust represents and warrants to the Company as set forth below in this Section 3.3 with respect to itself, S Corp and the Property or Properties owned by S Corp. Unless otherwise expressly provided in this Agreement, Meruelo Trust makes no representation, warranty, covenant or agreement to indemnify any Indemnified Company Party (as defined in Section 3.4(b)(i)), except with respect to all or any capital stock in S Corp (“S Corp Stock”) and the Properties owned by S Corp.

(a) Additional Defined Terms. The following terms have the meanings set forth below:

Actions: Means all actions, litigation, written claims, complaints, charges, written accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, judicial or administrative, or before any arbitrator or governmental body or agency.

Affiliate: Means a person who as to another person controls, is controlled by, or is under common control with, such other person.

CalPERS: Means the California Public Employees’ Retirement System.

CalPERS Documents: Means the documents executed in connection with or pursuant to the CalPERS Facility.

CalPERS Facility: Means that certain revolving credit facility of approximately $150 million provided to Meruelo Maddux California Future Fund, LLC by CalPERS, as amended from time to time.

Claims: Means claims, disputes or Actions pending or, to Knowledge, threatened that directly or indirectly affect any of the Meruelo Entities with respect to any of the Meruelo Entities or the Properties owned by S Corp.

Disclosure Schedules: Means the Disclosure Schedule dated of even date herewith and delivered by Meruelo Trust to the Company Entities and attached to this Agreement.

Encumbrances: Means, with respect to the subject personal property, each of the following, other than any of the following that would constitute Permitted CalPERS Claims: all pledges, liens, options, charges, security interests, restrictions, prior assignments, encumbrances, rights of others, licenses, or other similar arrangement or interest in personal property of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by the personal property in question.

Knowledge: Means, with respect to any representation or warranty so indicated, the actual of Richard Meruelo, without any duty of inquiry or investigation.

Liens: Means, with respect to the subject real property, each of the following, other than any of the following that would constitute Permitted Liens: all mortgages, deeds of trust, pledges, liens, options, charges, security interests, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, rights of others, licenses, easements, or other similar arrangement or interest in real property of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by the real property in question.

Permitted CalPERS Claims: Means the security interest of CalPERS on any S Corp Stock owned by Meruelo Trust that arises under the provisions of the CalPERS Documents.

Permitted Liens: Means

(i) Liens, or deposits made to secure the release of such Liens, securing taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued, but only to the extent such Liens have been disclosed in the Title Reports, Disclosure Schedules or the Registration Statement;

(ii) zoning laws and ordinances generally applicable to the districts in which the Properties are located that are not violated by the existing structures or present uses thereof;

(iii) Liens imposed by laws, such as carriers’, warehousemen’s, carriers’ and mechanics’ liens, and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings diligently pursued and as disclosed in the Title Reports, Disclosure Schedules or the Registration Statement;

(iv) non-exclusive easements for public utilities that do not have a material adverse effect upon, or interfere with the use of, the Properties;

(v) leases and licenses (and purchase rights contained therein) that are identified on a schedule provided pursuant to Section 4.2(d) that have otherwise been made available to Company, its agents and underwriters or that are oral leases that have a remaining term of less than twelve (12) months; and

(vi) any exceptions contained in the Title Reports or otherwise set forth in Schedule 3.3(b).

Person: Means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

Registration Statement: Means the Company’s Registration Statement on Form S-11.

Title Reports. Preliminary title reports or title commitments issued by the Title Insurance Company with respect to each Property, in each case dated not earlier than thirty (30) days prior to the date of this Agreement.

Value: Means, as of the applicable measuring date with respect to a share of Common Stock, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the measuring date. The term “Market Price” on any date means the Closing Price per share of Common Stock on such date. The “Closing Price” on any date means the last per-share sale price for the Common Stock, regular way, or, in case no such sale takes place on such day, the average of the per-share closing bid and asked prices, regular way, for the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq Global Market or, if the Common Stock is not listed or admitted to trading on the Nasdaq Global Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted per-share price, or, if not so quoted, the average of the per-share high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the per-share closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company or, in the event that no trading price is available for the Common Stock, the per-share fair market value of the Common Stock, as determined in good faith by the Board of Directors of the Company.

(b) Title. S Corp owns (i), to the Knowledge of Meruelo Trust, fee title to the Property or Properties identified as owned on Exhibit A, and (ii) the leasehold estate in the Property or Properties identified as leased on Exhibit A, in each case other than as (A) set forth in the Title Reports listed on Schedule 3.3(b), (B) set forth in the Registration Statement, or (C) as specifically identified on Exhibit A.

(c) Organization; Authority. Subject to the provisions of the CalPERS Documents, each of the Meruelo Entities has the full right, authority, power and legal capacity to enter into this Agreement and any other agreement, document or instrument to be executed and delivered by such Meruelo Entity pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby, including, without limitation, the conveyance of the S Corp Stock free and clear of all Encumbrances. Such Meruelo Entity is duly formed, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

(d) Due Authorization. The execution, delivery and performance of this Agreement and any other agreement, document or instrument to be executed and delivered by such Meruelo Entity pursuant to this Agreement has been duly and validly authorized by all necessary action of such Meruelo Entity. Each of this Agreement and the agreements, documents and instruments executed and delivered by or on behalf of such Meruelo Entity pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Meruelo Entity, each enforceable against such Meruelo Entity in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, as from time to time in effect, or the application of equitable principles.

(e) Consents and Approvals. Other than the consent of the S Corp lenders under loans, no consent, waiver, approval or authorization of any third party, including, without limitation, any governmental authority or agency, is required to be obtained by such Meruelo Entity in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied or obtained prior to the Closing Date and except for such consents, waivers, approvals and authorizations the failure of which to obtain would not have a material adverse effect on the assets, business, financial condition, or results of operations of the Company, the Operating Partnership, their subsidiaries and their properties taken as a whole (including those projects to be acquired in the Contribution Agreement), assuming that the Formation Transactions have occurred (a “Material Adverse Effect”) or on the ability of such Meruelo Entity to execute and deliver this Agreement and perform its obligations thereunder.

(f) Ownership of the S Corp. Meruelo Trust is the sole record owner of the capital stock of S Corp to be transferred by Meruelo Trust, free and clear of any Encumbrances and has good and valid title to such S Corp Stock, subject to the Permitted CalPERS Claims.

(g) Capitalization of S Corp. To the Knowledge of Meruelo Trust, Schedule 3.3(g) sets forth the entire authorized and outstanding capitalization of S Corp. The S Corp Stock owned by Meruelo Trust was validly issued, fully paid and non-assessable, and was not issued in violation of any preemptive rights. The S Corp Stock owned by Meruelo Trust has been issued in compliance with applicable law and the articles of incorporation and bylaws of S Corp. To the Knowledge of Meruelo Trust, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights or agreements of any kind outstanding to purchase or to otherwise acquire any of the S Corp Stock or any securities or obligations of any kind convertible into any of the S Corp Stock or other equity interests or profit participation of any kind in S Corp. At the Effective Time, upon receipt of the consideration contemplated by this Agreement, Meruelo Trust will have transferred its interests to the S Corp Stock to the Company free and clear of all encumbrances.

(h) No Violation. Subject to the consent requirements contained in the loan documents for each Property, the CalPERS Documents and the articles of incorporation and bylaws of S Corp, copies of which have been previously made available to the Company, its agents and underwriters, none of the execution, delivery or performance of this Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, (a) violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination or cancellation of (i) the organizational documents of such Meruelo Entity, (ii) any material agreement, document or instrument to which such Meruelo Entity is a party or by which such Meruelo Entity or any of its assets or properties are bound or (iii) any applicable law, or term or provision of any judgment, order, writ, injunction, or decree of any governmental or regulatory authority, which is binding on such Meruelo Entity or by which such Meruelo Entity or any of its assets or properties are bound or subject or (b) result in the creation of any Encumbrance upon the S Corp Stock owned by Meruelo Trust or any Lien on the Properties. Except as shall have been cured, consented to or waived prior to the Closing, S Corp is not in violation of its organizational documents.

(i) Non-Foreign Status. Each of the Meruelo Entities is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

(j) Withholding. Meruelo Trust shall execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state withholding provisions, including, without limitation, those referred to in Section 3.3(i) above and similar provisions under California law. If Meruelo Trust fails to provide such certificates or affidavits, the Company may withhold a portion of any payments otherwise to be made to Meruelo Trust as required by the Code or California law.

(k) Investment Purposes. Meruelo Trust acknowledges its understanding that the Common Stock to be acquired pursuant to this Agreement is not being registered under the Securities Act of 1933, as amended and the rules and regulations in effect thereunder (the “Act”) except as provided for in any registration rights agreement executed and delivered by the Company or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and the Company’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Meruelo Trust, including the following:

(i) Investment. Meruelo Trust is acquiring the Common Stock solely for Meruelo Trust’s own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof. Meruelo Trust agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Common Stock unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws or (ii) counsel for Meruelo Trust (which counsel shall be reasonably acceptable to the Company and may be DLA Piper) shall have furnished the Company with an opinion, reasonably satisfactory in form and substance to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Act and qualification or other compliance under applicable blue sky or state securities laws.

(ii) Knowledge. Meruelo Trust is knowledgeable, sophisticated and experienced in business and financial matters; Meruelo Trust has previously invested in securities similar to the Common Stock and fully understands the limitations on transfer imposed by the federal securities laws and as described in this Agreement. Meruelo Trust is able to bear the economic risk of holding the Common Stock for an indefinite period and is able to afford the complete loss of Meruelo Trust’s investment in the Common Stock. Meruelo Trust has received and reviewed all information and documents about or pertaining to the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership, and the issuance of the Common Stock as Meruelo Trust deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions of the proposed management of the Company and receive answers about such information and documents, the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership and the Common Stock that Meruelo Trust deems necessary or desirable to evaluate the merits and risks related to Meruelo Trust’s investment in the Common Stock and to conduct its own independent valuation of the purchase of the Common Stock. Meruelo Trust acknowledges that any such questions posed were answered to Meruelo Trust’s satisfaction. Meruelo Trust understands and has taken cognizance of all risk factors related to the purchase of the Common Stock, including, without limitation, the risk factors set forth in the Registration Statement. Meruelo Trust is a sophisticated real estate investor and developer. Meruelo Trust is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of Meruelo Trust’s advisors (including tax advisors), and not upon that of the Company and Operating Partnership, for purposes of evaluating, entering into, and consummating the transactions contemplated by this Agreement.

(iii) Holding Period. Meruelo Trust acknowledges that it has been advised that (i) unless the Common Stock is subsequently registered under the Act or an exemption from such registration is available, the Common Stock must be held (and Meruelo Trust must continue to bear the economic risk of the investment in the Common Stock) indefinitely, (ii) a restrictive legend in the form hereafter set forth shall be placed on the certificates representing the Common Stock and (iii) stop transfer and other notations shall be made in the appropriate records of the Company and its transfer agent on behalf of the Company indicating that the Common Stock is subject to restrictions on transfer.

(iv) Accredited Investor. Meruelo Trust is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the Act).

(v) Legend. Each certificate representing the Common Stock shall bear the following legend:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE

COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

(l) No Brokers. Except as set forth on Schedule 3.3(l), none of the Meruelo Entities nor any of the Meruelo Entities’ respective shareholders, directors, managers, trustees, members or beneficiaries, as applicable, has employed or made any agreement with any broker, finder or similar agent or any Person that will result in the obligation of the Company or any of its Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(m) NASD Affiliation. None of the Meruelo Entities nor any of the Meruelo Entities’ Affiliates is a member, Affiliate of a member or person associated with a member of the National Association of Securities Dealers, Inc. (“NASD”). None of the Meruelo Entities nor any of the Meruelo Entities’ Affiliates owns any stock or other securities of any NASD member not purchased in the open market, or have made any outstanding subordinated loans to a NASD member. (A company or natural person is presumed to control a member of the NASD and is therefore presumed to constitute an Affiliate of such member if the company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of the NASD and is therefore presumed to constitute an Affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.)

(n) Taxes. Meruelo Trust makes the following representations with respect to S Corp, and with respect to Meruelo Trust in Section 3.3(n)(viii) below:

(i) (A) All tax returns required to be filed by or on behalf of S Corp have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such tax returns were true, complete and correct in all material respects; (B) all taxes due and payable by or on behalf of S Corp, either directly or otherwise, have been fully and timely paid, except to the extent adequately reserved for in accordance with generally accepted accounting principles consistently applied on the balance sheet of S Corp, and adequate reserves or accruals for taxes have been provided in the balance sheet of S Corp with respect to any period through the date hereof for which tax returns have not yet been filed or for which taxes are not yet due and owing; (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of taxes (including, but not limited to, any applicable statute of limitations) has been executed or filed with any taxing authority by or on behalf of S Corp, and (D) S Corp is, and at all times during its existence has been, an S corporation that is taxable as a partnership (rather than being taxable as an association or a publicly-traded partnership taxable as a corporation).

(ii) S Corp has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has duly and timely withheld from employees’ salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(iii) S Corp has made available to Company, its agents and underwriters complete copies of any audit report issued within the last three years relating to any material taxes due from or with respect to S Corp with respect to its income, assets or operations.

(iv) No claim has been made by a taxing authority in a jurisdiction where S Corp does not file an income or franchise tax return that S Corp is or may be subject to taxation by that jurisdiction.

(v) (A) There are no deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the tax returns of or covering or including S Corp, or such deficiencies or assessments have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has S Corp received any notice from any taxing authority that it intends to conduct such an audit or investigation; (B) no requests for a ruling or a determination letter are pending with any taxing authority by S Corp; and (C) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against S Corp for any subsequent taxable period that could be material.

(vi) Neither S Corp nor any other person on behalf of S Corp has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to S Corp.

(vii) There are no Liens as a result of any unpaid taxes (other than statutory liens for taxes not yet delinquent) upon any of the assets of S Corp, other than Permitted Liens.

(viii) Meruelo Trust is a United States person within the meaning of Section 7701(a)(30) of the Code.

(ix) S Corp does not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

(x) S Corp has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(o) Litigation. Except as set forth on Schedule 3.3(o) or in the Registration Statement, there is no Action pending and for which service has occurred or, to the Knowledge of Meruelo Trust, threatened in writing materially and adversely affecting any Meruelo Entity’s ability to execute and deliver this Agreement and perform its obligations thereunder or any Property owned by S Corp, or which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or seeks restraint, prohibition, damages or other relief in connection with this Agreement or (ii) could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.3(o), no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration naming or specifically identifying any Meruelo Entity or any Property owned by S Corp that in any such case would impair any Meruelo Entity’s ability to enter into and perform all of its obligations under this Agreement or would reasonably be expected to have a Material Adverse Effect.

(p) Leases. Other than month-to-month leases and leases that may be terminated on 30 days’ notice or less, true, correct and complete copies of all leases, subleases and rights of occupancy in effect with respect to the Property or Properties owned by S Corp (the “Leases”), together with all amendments and supplements thereto and all other documents and correspondence relating thereto, have been delivered or made available to the Company, its agents and underwriters. To Meruelo Trust’s Knowledge, except as set forth on Schedule 3.3(p), all Leases involving annual rental payments in excess of $1,000,000 or total rental payments in excess of $12,000,000 and all leases under which S Corp leases space (collectively “Material Leases”) are valid and enforceable and presently in full force and effect. Except as set forth on Schedule 3.3(p), neither the S Corp nor, to the Knowledge of Meruelo Trust, any third party lessee or lessor, as applicable, under any Material Lease, is in monetary default under such Material Lease. To the Knowledge of Meruelo Trust, no third party tenant under any of the Leases has an option or right of first refusal to purchase the premises demised under such Lease. To the Knowledge of Meruelo Trust, the consummation of the transactions contemplated by this Agreement will not give rise to any breach, default or any event that, but for the passage of time or the giving of notice, or both, would constitute a default under any of the Leases, except such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Material Leases is assignable by S Corp and, except as disclosed on Schedule 3.3(p), none of the Material Leases requires the consent or approval of any party in connection with the transactions contemplated by this Agreement or the Closing Documents. To the Knowledge of Meruelo Trust, with respect to each Property, there is no material misstatement with respect to the information regarding the leases included in the Registration Statement.

(q) Other Contracts. To the Knowledge of Meruelo Trust, (i) each material agreement, undertaking or contract affecting any Property owned by S Corp other than the Leases, written or oral, is valid and binding on S Corp (the “Material Other Agreements”) and is in full force and effect in all material respects, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, as from time to time in effect, or the application of equitable principles, and (ii) no party to any such agreement, undertaking or contract has breached or defaulted (with or without the passage of time or the giving of notice or both) or given or received any written notice of any uncured default under the terms of such Material Other Agreement, except for such breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect. S Corp has made and will make available to the Company, its agents and underwriters prior to the Closing Date, true, correct and complete copies of all Material Other Agreements, including all material amendments, modifications and supplements thereto.

(r) Liabilities; Indebtedness. Except as disclosed in the Registration Statement, S Corp has not incurred any indebtedness related to any of the Properties owned by S Corp except in each instance for trade payables and other customary and ordinary expenses in the ordinary course of business.

(s) Insurance. S Corp, directly or through its tenants, currently maintains or causes to be maintained customary public liability, casualty and other insurance coverage with reputable insurance companies (excluding in all cases, earthquake, flood and terrorism insurance coverage) with respect to the Property or Properties owned by S Corp in commercially reasonable amounts. All such insurance coverage shall be maintained in full force and effect through the Closing Date and all premiums due and payable thereunder have been fully paid when due. No written notice of cancellation, default or non-renewal, or of non compliance with existing financing arrangements, has been received or to Meruelo Trust’s Knowledge threatened with respect thereto.

(t) Personal Property. All equipment, fixtures and personal property located at or on any Property that is owned by S Corp shall remain and not be removed by such Meruelo Entity prior to the Closing Date, except for equipment that becomes obsolete or unusable, which may be disposed of or replaced in the ordinary course of business.

(u) No Other Agreements to Sell. Except for the CalPERS Documents and as otherwise set forth on Schedule 3.3(u), Meruelo Trust has not entered into any agreement with, and has no obligation (absolute or contingent) to, any other Person to sell, transfer or in any way encumber any of Meruelo Trust’s ownership of S Corp or to not sell Meruelo Trust’s S Corp Stock, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to such Meruelo Trust’s S Corp Stock. Neither Meruelo Trust nor S Corp has made any agreement with, and has no obligation (absolute or contingent) to, any other Person to sell, transfer or in any way encumber any Property owned by S Corp or to sell any Property owned by S Corp, or to enter into any agreement with respect to a sale, transfer or encumbrance of or put or call right with respect to any Property owned by S Corp.

(v) Environmental Conditions. To the Knowledge of Meruelo Trust and except as set forth in the environmental reports listed on Schedule 3.3(v)(i) or otherwise disclosed on Schedule 3.3(v)(ii) with respect to any Property owned by S Corp:

(i) S Corp has not placed, located, sited or buried any underground storage tanks at such Property and no underground storage tanks are located on, at or under such Property;

(ii) S Corp has never used any part of such Property as a sanitary landfill, waste dump site or for the treatment, storage or disposal of hazardous waste as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), as amended (“RCRA”);

(iii) such Properties are currently in compliance with all Environmental Laws (as defined below) and no environmental condition exists in, on, under or upon such Property or any portion thereof that, in each case, would reasonably be likely to result in a Material Adverse Effect;

(iv) neither Meruelo Trust or S Corp has received written notice of violation or other written communication from any person (including any governmental agency or authority, including the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party) alleging any violation of, or requiring compliance with, any Environmental Law or environmental permit or demanding payment or contribution for any release or other environmental damage in, on, under or upon such Property that could reasonably be expected to have a Material Adverse Effect;

(v) S Corp has not placed or permitted the placement of any Hazardous Materials in, on, under or over such Property in violation of any applicable Environmental Law; and

(vi) no investigation or litigation with respect to Hazardous Materials located in, on, under or upon any of the Properties is pending or has been overtly threatened by any governmental entity or any third party that could reasonably be expected to have a Material Adverse Effect.

For the purposes of this Section 3.3(v), “Hazardous Materials” means (a) any “hazardous waste,” “underground storage tanks,” “petroleum,” “regulated substance,” or “used oil” as defined by the RCRA, or by any regulations promulgated thereunder, (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), as amended, or by any regulations promulgated thereunder (including, without limitation, asbestos, radon, mold and lead-based paint), (c) any “oil” or other “hazardous substance” as defined by the Oil and Hazardous Substance Control Act of 1976, as amended, or by any regulations promulgated thereunder, (d) any substance the presence of which on, in or under any real property is prohibited by any applicable Environmental Law or (e) any other hazardous materials as to which remedial action is required under applicable Environmental Laws); and “Environmental Laws” means all federal, state or local laws, regulations and ordinances regulating the use, transportation, characterization, remediation, treatment or disposal of Hazardous Materials or otherwise regulating public health.

(w) Compliance With Laws. In connection with the operation of the Properties, to the Knowledge of Meruelo Trust, except as set forth in the Disclosure Schedules or in the Registration Statement and except with respect to buildings to be demolished or substantially demolished, the Properties have been maintained and are in compliance with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire and safety, conservation, parking, Americans with Disabilities Act, zoning and building laws) whether federal, state or local, foreign, statutory or common except where the failure to be in compliance with such laws would not reasonably be expected to have a Material Adverse Effect. S Corp possesses such certificates, approvals, licenses, authorities or permits issued by the appropriate local, state or federal agencies or bodies as are necessary to conduct its business of owning real estate (excluding discretionary permits and approvals which have not been issued as of the Closing Date), and, to the Knowledge of Meruelo Trust, S Corp has not received any written notice of proceedings relating to the revocation or modification of any such certificate, approval, license, authority or permit that, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a Material Adverse Effect. All approvals regarding zoning, land use, subdivision, environmental and building and construction laws, ordinances, rules and regulations have been obtained for the current use of any Property owned by S Corp, and such approvals will not be invalidated by the consummation of the transactions contemplated by this Agreement and the Closing Documents, other than any such approvals the failure of which to obtain or the invalidation of which would not have a Material Adverse Effect.

(x) Condemnation and Zoning. Except as disclosed on Schedule 3.3(o) or Schedule 3.3(x) or in the Registration Statement, (i) there are no pending or, to the Knowledge of Meruelo Trust, proposed or threatened in writing condemnation, eminent domain or similar proceedings, or negotiations for purchase in lieu of condemnation, that affect or would affect any portion of any Property that is owned by S Corp; and (ii) S Corp has not received any written notice that remains uncured from any governmental authority stating that any Property owned by S Corp is currently violating any zoning, land use or other similar rules or ordinances in any material respect that would reasonably be expected to have a Material Adverse Effect.

(y) ERISA. Except as set forth on Schedule 3.3(y), to the Knowledge of Meruelo Trust, S Corp has no (i) labor agreement to which it is a party, or by which it is bound, including, without limitation, “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan, fund, program or contract to which it is a party, or by which it is bound; (iii) written or other formal personnel policies; or (iv) plan or agreement under which “fringe benefits” (including, but not limited to, vacation plans or programs, sick leave plans or programs, and related benefits) are afforded to its employees.

(z) Bankruptcy. (i) To Meruelo Trust’s Knowledge, there has not been filed any petition or application with respect to, or any proceeding commenced by or against, any of the assets of S Corp under any bankruptcy law, and S Corp has not made any assignment for the benefit of creditors, (ii) neither S Corp nor Meruelo Trust is “insolvent” within the meaning of any bankruptcy law and (iii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall render such Meruelo Entity insolvent.

(aa) Tax Matters; Professionals. Meruelo Trust represents and warrants that it has obtained from DLA Piper US LLP and Ernst & Young LLP advice regarding the tax consequences of (i) the Merger and the receipt of Common Stock as consideration therefore, (ii) the Contribution Agreement and (iii) the Other Merger Agreement. Meruelo Trust further represents and warrants that it has not relied on the Company Entities, or their Affiliates, advisors, representatives or counsel (other than DLA Piper US LLP and Ernst & Young LLP), for such tax advice.

(bb) Licenses and Permits. To the Knowledge of Meruelo Trust, except as set forth in Schedule 3.3(bb) and except with respect to improvements intended to be demolished, all notices, licenses, permits, certificates (including certificates of occupancy), rights, privileges, franchises and authority that are required in connection with the construction, use, occupancy, management, leasing and operation of the Properties and S Corp have been obtained, are in full force and effect, are in good standing and (to the extent required pursuant to the transactions contemplated hereby) are assignable to the Company, except for those licenses, permits and certificates, the failure of which to obtain or maintain in good standing or be assignable, would not have a Material Adverse Effect.

Section 3.4 Indemnification by Contributors.

(a) Survival of Representations and Warranties; Remedy for Breach.

(i) All representations and warranties contained in this Agreement or in any Schedule or certificate delivered pursuant hereto shall survive the Closing for the period specified in Section 3.4(f).

(ii) Notwithstanding anything to the contrary in this Agreement, Meruelo Trust shall not be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties and covenants contained in Section 3.3 or this Agreement, or in any Schedule, certificate or affidavit delivered by it pursuant thereto, other than pursuant to the succeeding provisions of this Section 3.4.

(iii) Notwithstanding anything to the contrary in this Agreement, any party may bring suit or pursue any other legal right available to such party as a result of fraud by any other party to this Agreement.

(b) General Indemnification.

(i) Meruelo Trust shall indemnify and hold harmless the Company Entities and their Affiliates and each of their respective directors, officers, employees, agents, representatives and Affiliates (each of which is an “Indemnified Company Party”) from and against any and all Losses, asserted against, imposed upon or incurred by such Indemnified Company Party in connection with or as a result of (i) any breach, untruth or inaccuracy of a representation or warranty of Meruelo Trust contained in this Agreement, any Closing Document or in any Schedule, certificate or affidavit delivered by Meruelo Trust pursuant to this Agreement, or (ii) the failure, partial or total, to perform a covenant or agreement made by any of the Meruelo Entities in this Agreement, Closing Document or in any Schedule, certificate or affidavit delivered by any of the Meruelo Entities pursuant to this Agreement.

(ii) Meruelo Trust shall indemnify and hold harmless the Indemnified Company Parties from and against any and all Losses, asserted against, imposed upon or incurred by the Indemnified Company Parties in connection with or as a result of any liabilities or obligations incurred, arising from or out of, in connection with or as a result of the failure of any of the Meruelo Entities to obtain any undisclosed consents, in each case only with respect to the Meruelo Entities and the Properties owned by S Corp, that are required to consummate the transactions contemplated by this Agreement.

(iii) Meruelo Trust shall indemnify and hold harmless the Indemnified Company Parties from all fees and expenses incurred by Meruelo Trust in connection with the transactions contemplated by this Agreement.

(c) Payment of Indemnification. Meruelo Trust shall satisfy its obligations hereunder by the prompt delivery (paid promptly as and when expenses are incurred) to an Indemnified Company Party of Common Stock. Any Common Stock delivered to an Indemnified Company Party hereunder shall be valued based upon the initial public offering price of the Common Stock, with the value of such Common Stock so delivered being an adjustment to the Merger Consideration.

(d) Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Company Party of notice of any liability or claim incurred by or asserted against the Indemnified Company Party that is subject to indemnification by Meruelo Trust under this Section 3.4, the Indemnified Company Party shall give notice thereof to Meruelo Trust, including, without limitation, liabilities or claims to be applied against the indemnification basket established pursuant to Section 3.4(e)(i). The Indemnified Company Party may at its option demand indemnity under this Section 3.4 from Meruelo Trust as soon as a claim has been threatened in writing by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Company Party shall in good faith determine that such claim is not frivolous and that the Indemnified Company Party may be liable for, or otherwise incur, a Loss as a result thereof and shall give notice of such determination to Meruelo Trust. The Indemnified Company Party shall permit an Meruelo Trust, at its option and expense, to assume the defense of any such claim by counsel selected by Meruelo Trust and reasonably satisfactory to the Indemnified Company Party, and to settle or otherwise dispose of the same; provided, that the Indemnified Company Party may at all times participate (but not control) in such defense at its expense; and provided further, that Meruelo Trust shall not, in defense of any such claim, except with the prior written consent of the Indemnified Company Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnified Company Party and its Affiliates of a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages. If Meruelo Trust shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances, then the Indemnified Company Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of Meruelo Trust.

(e) Limitations on and Threshold for Indemnification.

(i) Threshold for Meruelo Trust. Notwithstanding anything contained herein to the contrary, Meruelo Trust shall not be liable under Section 3.4(b) or this Agreement unless and until the aggregate amount of all Losses recoverable by the Indemnified Company Parties under Section 3.4(b) and this Agreement for which Meruelo Trust would, but for this provision, be liable exceeds on an aggregate basis Ten Thousand Dollars ($10,000) and then only to the extent of such excess; provided that this limitation shall not apply in respect of breaches of the representations or warranties contained in Sections 3.3(c), (d), (f), or (g).

(ii) Indemnification Limitation for Meruelo Trust. Notwithstanding anything contained herein to the contrary:

(A) other than as provided in Section 3.4(e)(ii)(B), Meruelo Trust shall not be liable or obligated to make payments in the aggregate under this Section 3.4 and this Agreement with respect to S Corp to the extent such payments in the aggregate would exceed One Hundred Fifty Thousand Nine Hundred Forty Six Dollars ($150,946);

(B) notwithstanding Section 3.4(e)(ii)(A), the amount of Meruelo Trust’s aggregate liability for breaches of the representations or warranties contained in Sections 3.3(c), (d), (f), or (g) may not exceed the aggregate value of the Merger Consideration (valuing such shares at the initial public offering price per share in the Public Offering) paid to Meruelo Trust.

(iii) Other Indemnification Matters. Notwithstanding anything contained herein to the contrary, the Indemnified Company Parties shall look first to Meruelo Trust’s Common Stock for indemnification under this Section 3.4 and then to Meruelo Trust’s other assets. Notwithstanding anything contained herein to the contrary, no Indemnified Company Party shall have the right to receive or recover incidental, special, consequential or punitive damages against Meruelo Trust by reason of any breach under or in connection with this Agreement or any schedule, exhibit, certificate or affidavit or any other document delivered by Meruelo Trust pursuant to this Agreement (unless such incidental, special or consequential (but not punitive) damages are incurred by an Indemnified Company Party as a result of a third party claim for Losses), and each Indemnified Company Party hereby waives any and all rights to receive such damages.

(f) Limitation Period.

(i) Notwithstanding the foregoing, any claim for indemnification under Section 3.4(b) must be asserted in writing by the Indemnified Company Party, stating the nature of the Losses and the basis for indemnification therefor within one year after the Closing; provided, however, that the foregoing one-year period shall be extended, in the case of (A) the representations set forth in Section 3.3(n), until sixty (60) days after the expiration of the applicable three or six-year statute of limitations period with respect to the tax returns described therein and (B) the representations set forth in Sections 3.3(c), (d), (f), (g), (k), (l), (m), (v) and (z) in which case the one-year period shall be extended to the lesser of five (5) years from the date of Closing or the applicable statute of limitations period with respect to such representation or warranty.

(ii) If so asserted in writing within one year after the Closing (or the expiration of such later applicable period described in Section 3.4(f)(i), such claims for indemnification shall survive until resolved by mutual agreement between Meruelo Trust and the Indemnified Company Party or by judicial determination. Any claim for indemnification not so asserted in writing within one year after the Closing (or the expiration of such later applicable period described in Section 3.4(f)(i)) shall not thereafter be asserted and shall forever be waived.

(g) Reservation of Meruelo Trust Rights. Notwithstanding anything else in this Section 3.4 or this Agreement to the contrary, Meruelo Trust reserves unto itself all rights and remedies (including, without limitation, rights to seek contribution) against any third party indemnitors and prior property owners or occupants for which the Company Entities have been indemnified by Meruelo Trust hereunder.

(h) No Effect on Insurance. Nothing contained in this Section 3.4 or this Agreement shall be construed to release or otherwise relieve any insurer of any Meruelo Entity, Indemnified Company Party or any Affiliate thereof from paying any of its claims or otherwise performing any of its duties and obligations pursuant to the terms and provisions of any policy of insurance which insures any Meruelo Entity, Indemnified Company Party or the Property. If any claims as to which an Indemnified Company Party would be entitled to indemnification under Section 3.4(b) are covered by the insurance, the indemnification obligations shall be reduced by, but only by, the amount paid by the insurance company and not by any deductible or other amount reimbursed to the insurance company by an Indemnified Company Party.

ARTICLE 4

COVENANTS OF MERUELO ENTITIES

Section 4.1 Negative Covenants.

(a) Meruelo Trust. From the date hereof through the Closing and except in connection with the Formation Transactions or as described or will be described in the Registration Statement, Meruelo Trust shall not, without the prior written consent of the Company:

(i) sell, transfer or otherwise dispose (or agree to sell, transfer or otherwise dispose) of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) S Corp Stock; or

(ii) encumber or pledge (or permit to become encumbered or pledged) all or any S Corp Stock owned by it, other than Permitted CalPERS Claims.

(b) S Corp Operations. From the date hereof through the Closing, each of the Meruelo Entities agrees that it will or will cause, as applicable, S Corp to conduct its business in the ordinary course, consistent with past practices. It is specifically agreed by the parties that S Corp may exercise options to purchase, rights under pending purchase and sale agreements and rights of first refusal with respect to properties described in the Registration Statement prior to Closing without the consent of the Company. Except as described or will be described in the Registration Statement or the Disclosure Schedules, Meruelo Trust shall not permit S Corp without the prior written consent of the Company to:

(i) enter into a material transaction not in the ordinary course of business;

(ii) sell, transfer or dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) any assets of S Corp, except in the ordinary course of business consistent with past practice;

(iii) mortgage, pledge or encumber (or permit to become encumbered) any assets of S Corp, except for Permitted Liens, except in the ordinary course of business consistent with past practice;

(iv) amend, modify or terminate any Material Lease, except in the ordinary course of S Corp’s business consistent with past practice;

(v) terminate or amend any existing insurance policies affecting the Properties that results in a material reduction in insurance coverage for one or more Properties;

(vi) knowingly cause or permit S Corp to violate any applicable laws;

(vii) materially alter the manner of keeping S Corp’s books, accounts or records or the accounting practices therein reflected; or

(viii) make any distribution to its beneficiaries or equity interest holders, except in the ordinary course of business consistent with past practices.

(c) Cooperation on Tax Returns. From the date hereof and subsequent to the Closing, Meruelo Trust agrees to provide the Company with such tax information relating to S Corp that is in Meruelo Trust’s possession or control and that is reasonably requested by the Company and not otherwise in the Company’s or the Operating Partnership’s possession or control and to cooperate with the Company and the Operating Partnership with respect to the filing of their respective tax returns.

Section 4.2 Affirmative Covenants.

(a) Meruelo Trust shall use its commercially reasonable efforts to obtain any approvals, waivers or other consents of third parties, governmental authorities and agencies required to effect the transactions contemplated by this Agreement and the Formation Transactions.

(b) Without limiting the obligations of Meruelo Trust set forth in this Agreement, Meruelo Trust shall use its commercially reasonable efforts (i) to prevent the breach of any representation or warranty of any of the Meruelo Entities hereunder, (ii) to satisfy all covenants of Meruelo Trust hereunder and (iii) to promptly cure any breach of a representation, warranty or covenant of any of the Meruelo Entities hereunder upon its learning of same. Compliance with this covenant shall not limit any of the Meruelo Entities’ liability for a breach of, or failure to perform, any other representation, warranty or covenant herein.

(c) Each Party hereto will give written notice to the other parties of any material development affecting the ability of such Party to consummate the transactions contemplated by this Agreement. In addition, five business days before each amendment to the Registration Statement filed with the Securities and Exchange Commission (other than any amendment filed solely for the purpose of filing exhibits) (each such date, a “Permitted Supplement Date”), Meruelo Trust may supplement in writing any existing Disclosure Schedule or create a new Disclosure Schedule, to any representation or warranty in Section 3.3 and further agrees, on each Permitted Supplement Date, to give the Company written notice if it has any Knowledge that any representation or warranty made by Meruelo Trust in this Agreement was untrue when made or that would be untrue if made as of such date (other than representations and warranties relating to a specified date). In addition, on each Permitted Supplement Date, Meruelo Trust may update Exhibit A to reflect acquisitions of Contract Properties that may have occurred. Any such disclosure by a Contributor pursuant to this Section 4.2(c) made before the filing with the Securities and Exchange Commission of the last amendment to the Registration Statement before the commencement of the road show relating to the Public Offering, be deemed to amend and supplement each applicable Schedule and/or Exhibit A, as applicable, or shall be deemed to constitute a new Schedule, and cure any misrepresentation or breach of warranty or covenant to the extent that such information would cure the misrepresentation or breach of warranty or covenant.

(d) Meruelo Trust agrees to provide to the Company, its agents and underwriters, not later than forty-five (45) days after the date of this Agreement: (i) a true, correct and complete list of all environmental reports within Meruelo Trust’s possession or control in respect of the Properties, which list shall become part of the Disclosure Schedules as Schedule 3.3(v)(i), (ii) copies of the Title Reports and a list of the Title Reports (which list shall become part of the Disclosure Schedules as Schedule 3.3(b)) together with a copy of all documents referenced therein, and (iii) a true, correct and complete list (x) of all Leases that have a remaining term of twelve (12) months or more (including any renewal terms) as of the date of delivery of the list and (y) of all Leases that either (A) have base rents of $10,000 or more per month or (B) when combined with the Leases described in clause (x) above, represent at least eighty percent (80%) of the combined rental revenues of the Participating Entities and the Merger Participants for the six (6) months ending June 30, 2006 and, as available, nine months ending September 30, 2006 which list shall become part of the Disclosure Schedules as Schedule 3.3(p). After the initial 45-day period, Meruelo Trust agrees to supplement Schedule 3.3(p) and Schedule 3.3(v)(i) at least five (5) business days prior to the filing of any amendment to the Registration Statement and at least five (5) business days prior to the Closing Date (each a “Schedule Update”) so that as of the date of each Schedule Update, each such Schedule contains true, correct and complete list of the items required to be referenced thereon.

ARTICLE 5

RELEASES AND WAIVERS

Each of the releases and waivers enumerated in this Article 5 shall become effective only upon the Effective Time.

Section 5.1 General Release of Company. As of the Closing, each of the Meruelo Entities irrevocably waives, releases and forever discharges the Company Entities and each of their directors, officers, subsidiaries, agents, attorneys, successors and assigns of and from, any and all Losses of any nature whatsoever existing as of the Closing (collectively, “Meruelo Claims”), known or unknown, suspected or unsuspected, arising out of or relating to the Meruelo

Entities or the Properties, except for Meruelo Claims arising from the breach of any representation, warranty, covenant or obligation of the Company Entities under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Company Entities, subject to the obligations of the Company Entities under this Agreement.

Section 5.2 General Release of Meruelo Entities. As of the Closing, each of the Company Entities irrevocably waives, releases and forever discharges each of the Meruelo Entities and each of the Meruelo Entities directors, officers, shareholders, members, managers, agents, attorneys, successors and assigns of and from, any and all Losses of any nature whatsoever existing as of the Closing (collectively, “Company Claims”), known or unknown, suspected or unsuspected, arising out of or relating to the Meruelo Entities or the Properties or any other matter which exists at the Closing, except for Company Claims arising from the breach of any representation, warranty, covenant or obligation of any of to the Meruelo Entities under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Company Entities, subject to the obligations of each of the Meruelo Entities under this Agreement.

Section 5.3 Waiver of Section 1542 Protections. As of the Closing, each of the Meruelo Entities and the Company Entities expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

ARTICLE 6

POWER OF ATTORNEY

Section 6.1 Grant of Power of Attorney. The Meruelo Entities hereby irrevocably appoint the Company (or its designee) and any successor thereof from time to time (the Company or such designee or any such successor of any of them acting in such Meruelo Entities’ capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”) as the true and lawful attorney-in-fact and agent of each of the Meruelo Entities, to act in the name, place and stead of each of the Meruelo Entities to make, execute, acknowledge and deliver all such other contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings relating to the transactions contemplated by this Agreement (including, without limitation, the execution of any Closing Documents or other documents) relating to the Merger, all in accordance with the terms and conditions of this Agreement, as well as the organizational documents of the Company Entities, as they may be amended or revised, any registration rights agreements and any lock-up agreements, and to provide information to the Securities and Exchange Commission and others about the transactions contemplated hereby, as fully as could each of the Meruelo Entities if personally present and acting (the “Power of Attorney”). Each of the Meruelo Entities agrees, at the request of the Company, to execute a separate power of attorney and proxy on the same terms as set forth in this Article 6, with such execution to be witnessed and notarized.

Each of the Power of Attorney and Proxy entered into by each of the Meruelo Entities and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of any of the Meruelo Entities, by operation of law or by the occurrence of any other event or events, and if any other such act or event shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such other act or event had not occurred and regardless of notice thereof. Each of the Meruelo Entities hereby authorizes the reliance of third parties on each of the Power of Attorney and Proxy. Each of the Meruelo Entities hereby ratifies and confirms all that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted to it by any of the Meruelo Entities hereunder.

Each of the Meruelo Entities acknowledges that the Company has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

The Power of Attorney contained in this Article 6 shall expire on the earlier of the fourth anniversary of the Closing or the termination of this Agreement. Notwithstanding anything to the contrary, the Attorney-in-Fact may not expand any of the Meruelo Entities’ covenants, representations or covenants beyond those contemplated by this Agreement and the other documents and agreements contemplated hereby or modify the provisions of this Agreement pursuant to such Power of Attorney.

Section 6.2 Limitation on Liability. It is understood that the Attorney-in-Fact (but solely in its role as Attorney-in-Fact) assumes no responsibility or liability to any person or entity by virtue of the Power of Attorney or Proxy granted by any of the Meruelo Entities hereby. Other than as specifically set forth in this Agreement, the Attorney-in-Fact makes no representations with respect to and shall have no responsibility for the Formation Transactions or the Public Offering or the Merger and shall not be liable for any error or judgment or for any act done or omitted or for any mistake of fact or law except for actions by the Attorney-in-Fact that constitute gross negligence or bad faith. Each of the Meruelo Entities agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Company Entities, the Meruelo Entities or any of their successors or Affiliates), and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to the Meruelo Entities hereunder, release, amend or modify any other power of attorney or proxy granted by any other person or entity under any related agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Further Assurances. Each of the Meruelo Entities agrees to take such other actions and execute and deliver such additional documents following the Closing as the Company may reasonably request in order to effect the transactions contemplated hereby.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.3 Governing Law, Venue.

(a) This Agreement shall be governed by the internal laws of the State of California, without regard to the choice of laws provisions thereof. Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement or the instruments, agreements and other documents contemplated hereby shall be brought and prosecuted in the courts of the State of California located in the County of Los Angeles or of the United States for the Central District of California. Each Party irrevocably: (a) submits to the exclusive jurisdiction of the aforesaid courts, and (b) waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding (“Proceedings”) brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such Party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 7.14. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

(b) The Parties agree that any controversy, claim or dispute arising out of or relating to or in connection with this Agreement, including, without limitation, any dispute regarding the breach, termination, enforceability or validity hereof (each, a “Dispute”) should be regarded as a business problem to be resolved promptly through business-oriented negotiations before resorting to legal action in accordance with the provisions of Section 7.3(a) hereof. The parties therefore agree to attempt in good faith to resolve any Dispute promptly by negotiation between the executives of the parties who have authority to settle the Dispute. Such negotiations shall commence upon the mailing of a notice (the “Dispute Notice”) from the appropriate executive of the requesting Party to an appropriate executive or director of the responding Party. If the Dispute has not been resolved by these persons within forty-five (45) days of the date of the Dispute Notice, then either Party thereto may commence legal action in accordance with Section 7.3(a) hereof. All negotiations pursuant to this Section 7.3(b) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and shall not be used for, or admitted in, any arbitration or court proceedings under this Agreement. Nothing contained in this Section 7.3(b) shall preclude a party from seeking provisional relief if the prerequisites to obtaining such relief are otherwise satisfied.

Section 7.4 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the Party against whom enforcement is sought.

Section 7.5 Entire Agreement. This Agreement and all related agreements referred to herein constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In the event of a conflict between the provisions of this Agreement and any other agreement referred to herein, the provisions of this Agreement shall control.

Section 7.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, that this Agreement may not be assigned (except by operation of law) by any Party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that the Company may assign this Agreement, the Closing Documents, and its rights and obligations hereunder and thereunder to a direct or indirect subsidiary of the Company without the consent of any of the Meruelo Entities.

Section 7.7 Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 7.8 Third Party Beneficiary. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, shareholder, partner, member, director, officer or employee of any Party hereto or any other person or entity.

Section 7.9 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons, entities or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.

Section 7.10 Equitable Remedies. The Parties agree that irreparable damage would occur to the others in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any of them shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any others of them and to enforce specifically the terms and provisions hereof in any federal or state court located in California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the non-breaching Party is entitled under this Agreement or otherwise at law or in equity.

Section 7.11 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.12 Reliance. Each Party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other Party to this Agreement and that it has or will consult with its own advisors.

Section 7.13 Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the Meruelo Entities and of the Company Entities set forth in this Agreement shall survive the consummation of the transactions contemplated hereby; provided, that the representations of each of the Meruelo Entities shall survive only for the period specified in Section 3.4(f). The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 7.14 Notice. Any notice to be given hereunder by any Party to the other parties shall be given in writing by personal delivery, by registered or certified mail, postage prepaid, return receipt requested or by any nationally-recognized overnight carrier, and shall be deemed communicated as of the date of personal delivery (including delivery by overnight courier). Mailed notices shall be addressed as set forth below, but any Party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To Meruelo Trust:	Richard Meruelo Living Trust U/D/T September 15, 1989 c/o Richard Meruelo, Trustee Meruelo Maddux Properties, Inc. 761 Terminal Street Building 1, Second Floor Los Angeles, California 90021

To S Corp:	Santa Fe & Washington Market, Inc. c/o Richard Meruelo Meruelo Maddux Properties, Inc. 761 Terminal Street Building 1, Second Floor Los Angeles, California 90021

To the Company, the Operating Partnership or LLC:	Meruelo Maddux Properties, Inc. 761 Terminal Street Building 1, Second Floor Los Angeles, California 90021

Section 7.15 Termination. This Agreement may be terminated as set forth below. Upon such termination, this Agreement shall become void and have no effect, and no Party hereto shall have any liability to the other parties hereto.

(a) Time. This Agreement shall terminate if the Effective Time shall not have occurred on or prior to June 30, 2007.

(b) Company Right to Terminate; Risk of Loss.

(i) The Company reserves the right, to be exercised only before the consummation of the Public Offering, not to proceed with the Merger and to terminate this Agreement, if the Company determines in good faith that the ownership of S Corp or the underlying Property or Properties would be inappropriate for the Company.

(ii) The risk of loss relating to S Corp and the underlying Properties prior to Closing shall be borne by Meruelo Trust. If, prior to the Closing, any Property is destroyed or materially damaged by fire or other casualty, or is taken by eminent domain or through condemnation proceedings, then the Company may, at its option, determine not to proceed with the Merger and may terminate this Agreement. Under such circumstances, Meruelo Trust acknowledges that the Merger Consideration will likely be correspondingly reduced. After the occurrence of any such casualty or condemnation affecting a Property, the Company may also, at its option, elect to (a) proceed with the Merger, (b) direct S Corp and Meruelo Trust to pay or cause to be paid to the Company any sums collected under any policies of insurance relating to such casualty or condemnation and otherwise assign to the Company all rights to collect such sums as may then be uncollected, and (c) adjust or settle any insurance claim or condemnation proceeding. Under such circumstances, the Merger Consideration shall be reduced by the pro rata share of the amount of any deductibles or shortfalls (including lack of insurance) under the applicable insurance policies or award, plus all costs of collection, except with respect to a Property that is intended to be demolished or substantially demolished, in which case the Merger Consideration shall be reduced by the lesser of (i) the pro rata share of the amount of any deductibles or shortfalls (including lack of insurance) under the applicable insurance policies or award, plus all costs of collection or (ii) the diminution in value of the Property or S Corp Stock. Insurance on the transferred S Corp Stock (as defined below) and the Properties shall be assigned to the Company at the Closing. If Properties constituting more than 25% of the total value of the Properties are partially or totally damaged or condemned prior to the Closing, the Company may elect, by notice to the Meruelo Trust given within twenty (20) days after the date of such damage or condemnation, to terminate this Agreement, in which case neither Meruelo Trust nor the Company shall have any further rights or obligations under this Agreement.

Section 7.16 Confidentiality. All press releases or other public communications of any kind relating to the Public Offering or the transactions contemplated herein, and the method and timing of release for publication there, will be subject to the proper approval of the Company.

Section 7.17 Joint Preparation. The Parties acknowledge that this Agreement was jointly prepared by them, by and through their legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the Parties, but otherwise according to the application of the rules on interpretation of contracts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY

Meruelo Maddux Properties, Inc., a Delaware corporation

By:	/s/ John Charles Maddux
Name:	John Charles Maddux
Title:	President

MERUELO TRUST

/s/ Richard Meruelo
Richard Meruelo as trustee of the Richard Meruelo Living Trust U/D/T dated September 15, 1989

S CORP

Santa Fe & Washington Market, Inc., a California corporation

By:	/s/ Richard Meruelo
Name:	Richard Meruelo
Title:	President

LLC

Santa Fe & Washington Market, LLC, a Delaware limited liability company

By:	Meruelo Maddux Properties, Inc.,
its member

By:	/s/ John Charles Maddux
Name:	John Charles Maddux
Title:	President

SCHEDULE A

TO

MERGER AGREEMENT

In no event will the Merger Consideration be increased to an amount in excess of 345,020 shares of Common Stock.

EXHIBIT A

TO

MERGER AGREEMENT

LIST OF PROPERTIES

303 S. Hewitt Street
2425 E. 12th Street
1910-1922 Santa Fe Avenue
2445-2535 E. 12th Street

A-1

EXHIBIT B

TO

MERGER AGREEMENT

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Meruelo Maddux Properties, Inc., a Delaware corporation (the “Company”), that the withholding of tax is not required upon the merger of Santa Fe & Washington Market, Inc., a California corporation with and into Santa Fe & Washington Market, LLC, a Delaware limited liability company in exchange for Common Stock, which transfer occurred on                     , 2006, the undersigned hereby certifies the following on behalf of Richard Meruelo Living Trust U/D/T September 15, 1989 (“Meruelo Trust”):

1. Meruelo Trust is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

2. Meruelo Trust’s tax identification is                         ; and

3. Meruelo Trust’s address is:

Richard Meruelo Living Trust U/D/T September 15, 1989

c/o Richard Meruelo, Trustee

Meruelo Maddux Properties, Inc.

761 Terminal Street

Building 1, Second Floor

Los Angeles, California 90021

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Meruelo Trust.

Dated:
a_________________________________

By:

B-1